EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                                      WITH
                                DAVID S. GERGACZ

      This Agreement, effective as of April 17, 2000, by and between U.S. Mobile Services, Inc., a Delaware Corporation having a place of business at 725 Primera Blvd., Suite 200, Lake Mary, Florida (the "Corporation"), and David Gergacz, an individual residing at 264 Snowfields Run, Heathrow, Florida (the "Employee").

                                   WITNESSETH:

      WHEREAS, the Corporation desires to employ the Employee as Chairman of its Board of Directors and Chief Executive Officer to perform work for the Corporation. The Employee desires to be employed by the Corporation pursuant to the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing as well as the mutual promises and covenants herein contained, it is hereby agreed as follows:

1. EMPLOYMENT; DUTIES

      (a) The Corporation engages and employs the Employee, and the Employee hereby accepts engagement and employment, as Chairman of the Corporation's Board of Directors and Chief Executive Officer for the Corporation, and Employee hereby accepts such retention by the Corporation, to undertake such services as the Corporation shall reasonably request in connection with the Corporation's business.

      (b) The Employee shall perform his duties hereunder from the Corporation's offices in Lake Mary, Florida.

      (c) The Employee shall devote such of his time and efforts as he shall deem necessary to properly discharge his duties and responsibilities under this Agreement.

2. TERM

      The Employee's employment hereunder shall be for a term commencing on April 17, 2000 and continuing through April 16, 2003, unless sooner terminated as hereinafter provided. If Employee remains as an Employee subsequent to the term mentioned above, said employment would be under a new agreement to be negotiated at that time. Such agreement to provide terms equal to or better than this Agreement.

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3. COMPENSATION

      (a) As compensation for the performance of his duties on behalf of the Corporation, the Corporation shall pay the Employee a base salary ("Base Salary") of $300,000 per year, and at least $350,000 per year for the second 12 months of payments, and such equal or greater amount subsequently as may be determined by the Board of Directors, payable in equal installments on a bi-monthly basis in arrears. The Corporation shall withhold all applicable federal, state and local taxes, social security and worker's compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to this section 3 (a) hereof.

      (b) Employee received non-qualified stock options to purchase 1,747,253 shares of capital stock of the Company at $.01 per share as a consultant. The aforementioned stock options allowed the Employee to acquire a 15% equity position in the Company. The non qualified stock options vested as follows:

           1/3 on May 1 1999;
           1/3 on November 1, 1999;
           1/3 on May 1, 2000.

Mr. Gergacz's 15% equity position was protected from dilution under the previous agreement until the company raised approximately $20 Million in a public offering. This provision will remain in effect as a part of this agreement. The additional options issued to offset any dilution up to and until the public offering is completed, will vest immediately.

In consideration for this agreement the remaining 1/3 of the shares to be vested on May 1, 2000 will now vest as of the date of this agreement.

      (c) As additional consideration for this agreement Mr. Gergacz will receive non-qualified stock options to purchase 1,000,000 shares of capital stock of the Company at $.01 per share. Such options to vest as of the date of this agreement.

      (d) In the event of a change of control, any unvested options held by Mr. Gergacz shall vest immediately. For purposes hereof, "change of control" shall mean the consummation by USM of a merger with another entity, or the sale of 50% or more of the assets of the then outstanding shares of USM's capital stock


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      (e) The Corporation shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Corporation against receipt by the Corporation of appropriate vouchers or other proof of the Employee's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

      (f) The Employee shall accrue paid vacation at the rate of twenty (20) business days per annum.

      (g) The Corporation shall provide to the Employee and his spouse and dependents, at the Corporation's expense, benefits of the type generally available to the executives of similar companies, including but not limited to, medical, life, dental, and disability insurance.

      (h) The Corporation shall provide to the Employee a monthly car allowance not to exceed six hundred and fifty dollars ($650.00) per month. The Corporation shall also provide reimbursement for gasoline, repairs and insurance with respect to Employee's vehicle.

      (i) The expense reimbursements and benefits mentioned in paragraphs 3 (c), 3(d), 3(e) and 3(f) above shall begin on the date of this Agreement.

      (j) The Employee will be entitled to participate in an annual bonus program that will be initially targeted at 100% of his annual compensation based on criteria established in a separate bonus plan. The employee will also be entitled to participate in any stock option plan administered by the company.

4. RERESENTATIONS AND WARRANTIES BY THE EMPLOYEE AND CORPORATION

      The employee hereby represents and warrants to the Corporation as follows:

      (a) Neither the execution and delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

      (b) The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals


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

or consents of any persons or entities are required for the Employee to execute and deliver the Agreement or perform his duties and other obligations hereunder.

      The Corporation hereby represents and warrants to the Employee as follows:

      (a) The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

      (b) The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

      (c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument or by-laws of the Corporation.

      (d) The Corporation does not now contemplate and will not in the future require the performance by the Employee of acts that would conflict with his obligations to any former employer or under applicable law.

      (e) The Corporation will indemnify Employee with respect to his personal liability for acts performed on behalf of the Corporation. This shall specifically include indemnification for all prior liability or acts of the company prior to his employment.

5. CONFIDENTIAL INFORMATION

      (a) The Employee agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients. The Employee agrees: (i) not to use any such information for himself or others; (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the Employee's duties to the Corporation. The Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

      (b) Except with prior written authorization by the Corporation, the Employee agrees not to disclose or publish any of the confidential, technical or


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business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

      (c) Specifically excluded from this provision, is the intellectual property the employee brought to the company to develop its computer operating systems. Such intellectual property will remain the sole property of the employee.

6. COVENANT NOT TO COMPETE

      The Employee hereby agrees not to compete with the Corporation while employed by the Corporation as well as its lawful successors and assigns. The term "not to compete" as used herein shall mean that the Employee shall not directly or indirectly engage in a business or other activity associated with prepaid wireless services;

Further, the Employee agrees not to compete for a period of one (1) year from the date of termination of this Agreement in any market in which the Corporation is then conducting business. In the event of any breach of this paragraph, the Company shall be entitled to full injunctive relief without the need to post bond, which rights shall be cumulative with and not necessarily successive or exclusive of any other legal rights, that the Corporation may have.

7. TERMINATION

      (a) The Employee's employment hereunder began on April 17, 2000 and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

            (i) The death of the Employee or the disability of the Employee, as defined below;

            (ii) Termination of the Employee by the Board of Directors of Corporation for just cause. Any of the following actions by the Employee shall constitute just cause for termination:

                  (a) Material breach by the Employee of Section 5 or section 6 of this Agreement;

                  (b) Material breach by the Employee of any provision of this Agreement other than Section 5 or section 6 which is not cured by the Employee within thirty (30) days following written notice thereof from the Corporation;

                  (c) Any action by the Employee to intentionally harm the Corporation;


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                  (d) Conviction of Employee of a felony involving crimes of falsehood or moral turpitude.

                  (e) Willful act of fraud or malfeasance by Employee with respect to the Corporation.

            (iii) Termination by the Employee for just cause. Any of the following actions or omissions by the Corporation shall constitute just cause:

                  (a) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within fifteen (15) days following written notice thereof from the Employee; or

                  (b) Any action by the Corporation to intentionally harm the Employee.

      (b) Upon termination pursuant to subparagraph (i) or (ii) of paragraph (a) above, the Employee shall not be entitled to receive any additional compensation for the term of the Agreement.

      (c) Upon termination by the Corporation for any reason other than the reasons set forth in subparagraph (i) or (ii) of paragraph (a) above or an election by the Corporation not to renew this Agreement, or upon termination by the Employee for any reason set forth in subparagraph (iii) of paragraph (a) above, then the Corporation shall continue to pay the Employee, as the Employee's sole damages for such termination, the Base Salary and previous year's cash bonus that would have accrued for a period of twelve (12) months following termination (hereinafter the "Severance Period"). In addition, the Employee shall be entitled to all health and other benefits described in paragraphs 3(d) and 3(e) above until the earlier of (i) the end of the Severance Period or (ii) the date on which the Employee became entitled to health and other benefits provided by a new employer. Employee will have six months to exercise all vested options to purchase capital stock of the Company.

      (d) The Employee shall have no duty to mitigate the Corporation's obligations hereunder by seeking any other employment or consulting arrangements during the Severance Period. If during the Severance Period the Employee becomes entitled to health and other benefits provided by a new employer or contractor at such new employer or contractor's expense, the Employee agrees to inform the Corporation promptly of such entitlement and to cooperate with the Corporation in terminating the Employee's coverage under the Corporation's benefit plan.

      (e) For purposes of this Agreement, the "disability" of the Employee shall be deemed to have occurred if, as a result of any injury, sickness or physical


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condition, the Employee is unable to perform his duties hereunder (excluding any accrued vacation), for a period of thirty (90) days during any calendar year.

8. NOTICES

      Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefore; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, or one (1) day after being sent telecopier (with mechanical telecopier confirmation of receipt), to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

9. SEVERABILITY OF PROVISIONS

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

10. ENTIRE AGREEMENT; MODIFICATION

      This Agreement contains the entire agreement of the parties relating to the subject matter hereof and any previous agreement relating to Employee's Employment by the Corporation are hereby considered null and void and of no further force and effect, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. BINDING EFFECT

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

12. NON-WAIVER

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms,


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conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

13. GOVERNING LAW

      This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to the principles of conflict of laws.

14. HEADINGS

      The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

15. ATTORNEYS FEES, COSTS

      In the event a party breaches this Agreement, the breaching party shall pay all costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                          U.S. MOBILE SERVICES, INC. (Corporation)


                          /s/ David Gergacz
                          ----------------------------------------

                          Employee


                          /s/ David Gergacz
                          ----------------------------------------


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